EXHIBIT 23

                              Consent of KPMG LLP


KPMG
Two Central Park Plaza
Suite 1501
Omaha, NE 68102

233 South 13th Street
Suite 1600
Lincoln, NE 68508-2041

                              Consent of KPMG LLP

The Board of Directors
The Earthgrains Company

We consent to the incorporation by reference in the registration statements Form S-3, No. 333-74267; Form S-3, No. 333-34484; Form S-8, No. 333-2858; Form S-8, 333-2636;
Form S-8, 333-37483 of The Earthgrains Company, of our report dated February 17, 2000, with respect to the consolidated balance sheets of Metz Baking Company and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and cash flows for the years ended December 31, 1999 and 1998, which reports appear in the Form 8-K of The Earthgrains Company, filed June 1, 2000.


/S/ KPMG LLP
    KPMG LLP

Omaha, Nebraska
May 31, 2000

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